STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP AND MERGER

Section 253(a) Subsidiary into Parent

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
MYRIAD ACQUISITION CORP., a Delaware Corporation
INTO
IVANY NGUYEN, INC., a Delaware Corporation

Ivany Nguyen, Inc., a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That it was organized as a Delaware corporation pursuant to the provisions of the Delaware General Corporation Law on July 13, 1999.

SECOND: That it owns 100% of the outstanding shares of the capital stock of Myriad Acquisition Corp., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on July 5, 2011.

THIRD: That by unanimous written consent of its board of directors, dated July 6, 2011, it determined to merge said corporation into Ivany Nguyen, Inc., and did adopt the following resolutions:

RESOLVED, that this corporation, Ivany Nguyen, Inc., merges Myriad Acquisition Corp. with and into itself and assumes all of the obligations of Myriad Acquisition Corp., Inc., and

FURTHER RESOLVED, that the name of the surviving corporation shall be changed to
Myriad Interactive Media, Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 6th day of July, 2011.

By: /s/ Derek Ivany
      Authorized Officer

Name: Derek Ivany
Title:   President